Exhibit 18.1

May 7, 2012
The Board of Directors
HollyFrontier Corporation
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Ladies and Gentlemen:
Note 2 of the Notes to the Consolidated Financial Statements of HollyFrontier Corporation included in its Form 10-Q for the three month period ended March 31, 2012 describes a change in the method of accounting of accounts receivable and payable with the same counterparty where a right of setoff exists from a gross presentation to a net presentation in the consolidated balance sheets. There are no authoritative criteria for determining a 'preferable' presentation method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of HollyFrontier Corporation as of any date or for any period subsequent to December 31, 2011, and therefore we do not express any opinion on any financial statements of HollyFrontier Corporation subsequent to that date.
Very truly yours,
/s/ Ernst & Young LLP
Ernst & Young LLP